Exhibit 10.31

LICENSE, PRODUCT PRODUCTION, AND DISTRIBUTION AGREEMENT

This Agreement is made and entered into this 19th day of June 2008 (the "EFFECTIVE DATE"), by and among LifeLine Cell Technology, LLC, a California limited liability company with offices located at 2595 Jason Court, Oceanside, CA 92056 (“Lifeline”), BioTime, Inc., a California corporation with offices located at 1301 Harbor Bay Parkway, Suite 100 Alameda, California 94502 (“BioTime”), and Embryome Sciences, Inc., a California corporation and subsidiary of BioTime with offices located at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502 (“ES”) Lifeline, BioTime, and ES are sometimes hereinafter referred to as the “Parties.”

RECITALS

A.           Lifeline has rights to use certain cell technology licensed from Advanced Cell Technology, Inc. (“ACT”), and the expertise and facilities to produce in commercial quality and quantity cells and media optimized for cells derived from or based on that technology.

B.           BioTime and ES have rights to embryonic stem technology, and cells produced from that technology, under a license from WARF.

C.           Lifeline also has marketing and distribution capability and a pre-existing relationship with certain major distributors of cells and media, which have been disclosed to BioTime and ES.

D.           ES has both marketing and distributing capability for cell-based products for the research-only market, particularly through its proprietary “Embryome.com” data base technology, its proprietary “Embryomics” cell isolation and propagation technology, and has access to embryonic stem technology under a license from WARF.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)           “Cell Technology” means technology under patents and know-how licensed or sublicensed by Lifeline from Advanced Cell Technology, Inc. under the license agreements listed on Schedule 1.

(b)           “ES Products” means cells and cell lines developed by ES without the use of Cell Technology.

(c)           “ES Technology” means cell isolation and propagation technology that is proprietary to ES or BioTime, and may include patents, patent applications, and trade-secrets.

(d)           “Lifeline Products” means cells and cell lines developed using Lifeline Technology, but not ES Technology, WARF Technology, and/or WARF Materials.

(e)           “Lifeline Technology” means technology other than Cell Technology that is proprietary to Lifeline, and may include patents, patent applications, and trade-secrets.

(f)           “Joint Products” means (i) clonally or oligoclonally derived embryonic progenitor cells or progenitor cell lines produced using Cell Technology and WARF Technology, WARF Materials, or ES Technology, and (ii) products derived from the progenitor cells described in clause (i).

(g)           “Marketing Cost” means, the reasonable costs associated with promoting, selling, packaging, transferring title and moving Joint Products to the customer and include direct costs and overhead costs.  Direct costs of marketing include but are not limited to: market research; advertising; development, printing and distribution of collateral materials; selling expenses including salaries, benefits, commissions and sales-related expenses, and reimbursements paid to sales employees, customer service employees, and accounting employees involved with invoicing and accounts receivables, and an overhead burden of 15% of the employee component of direct cost.  The initial percentage of overhead costs allocated to marketing will be revised and agreed upon between the Parties on a periodic basis according to Section 5.11.

(h)           “Production Cost” means the reasonable costs associated with (i) the initial production and testing of a new Joint Product in the laboratory, (ii) the preparation of equipment and procedures for the production of a new Joint Product on a commercial scale, and (iii) producing, testing and packaging of Joint Products for distribution and sale.  Production Costs include direct costs and overhead costs.  Direct costs of production include but are not limited to: laboratory supplies and materials, WARF Materials, commercial production and quality control supplies and materials; salaries and benefits paid to production and quality control employees; and payments to independent contractors, and an overhead burden of 30% of the employee component of direct cost.  The initial estimate of overhead costs allocated to production will be revised and agreed upon between the parties on a periodic basis according to Section 5.11.

(i)           Net Revenues means the gross revenues from the sale of Joint Products, less all (i) shipping costs (including packaging, freight, and insurance costs invoiced to purchasers), (ii) discounts, (iii) sales, VAT and similar taxes, (iv) returns and other credits actually allowed to purchasers,  and (v) uncollected accounts.

(j)           “WARF” means Wisconsin Alumni Research Foundation.

(k)           “WARF Technology” means technology under patents licensed by BioTime from WARF.

(l)           “WARF Materials” means cells or cell lines obtained by BioTime or ES under a license from WARF.

ARTICLE 2 – PRODUCTION OF JOINT PRODUCTS

2.1           Production of Joint Products By ES.  ES shall produce the Joint Products subject to the rights of Lifeline in Section 2.2:

2.2.                      Production of Joint Products.

(a)           Lifeline may also produce Joint Products if (a) ES fails to offer for sale a minimum of 12 new Joint Products per year beginning in 2009, or (b) ES consents to Lifeline producing a Joint Product.

(b)           Lifeline may produce any new Joint Product that Lifeline conceives of and offers to ES to produce but which ES declines to produce, or any other Joint Product the production of which ES has determined to discontinue.  In this regard, if Lifeline desires ES to produce a new Joint Product, Lifeline shall provide ES with written information describing the new Joint Product, including the method of production, use, and proposed price of the new Joint Product.  The information from Lifeline shall be in sufficient detail to permit ES to make an informed decision to produce or not produce the new Joint Product.  Within thirty (30) days after receipt of such information from Lifeline, ES shall notify Lifeline of ES’s election to produce the new Joint Product.  If ES fails to so notify Lifeline, ES shall be deemed to have elected not to produce the new Joint Product.

(c)           If Lifeline uses any WARF Technology or WARF Materials to produce any Joint Product under paragraph (a) or (b) of this Section, ES shall collaborate with Lifeline by providing technical advice through the review and comment on development plans and methods, but ES shall not be required to (i) utilize its laboratory or production facilities, materials, or equipment for the production of the Joint Product; and (ii) provide personnel to staff laboratory or production functions.  ES’s cost of providing the services described in this paragraph shall be deemed Production Costs.

(d)           Lifeline shall not be deemed to have jointly produced stem cells from the H9 stem cell line previously cultured by BioTime or ES with assistance from Lifeline.

2.3           Use of Cell Technology.  Lifeline hereby grants ES an exclusive sublicense to use of Cell Technology to the extent required for the purpose of producing, making, and distributing Joint Products, but, except as required for such purpose, no other license or sublicense of Cell Technology is granted or shall be implied by this Agreement.  Lifeline will provide ES with a license to use Lifeline Technology to permit ES to practice the Cell Technology for the purpose of producing Joint Products.

2.4           Facilities and Personnel.  Lifeline will provide laboratory and production facilities and personnel, as reasonably requested by ES to produce, make, or distribute Joint Products.

Lifeline shall use its own laboratory and production facilities and personnel for the production of any Joint Products that Lifeline produces.  ES will make available at the Lifeline facilities the services of Dr. Michael West and other ES personnel as needed to assist Lifeline personnel in developing the techniques needed to produce a Joint Product.  Lifeline will make available at the ES facilities the services of Lifeline personnel as needed to assist ES in developing and implementing standard operating procedures for production Joint Products, procedures for distribution of Joint Products, and procedures for Production Cost tracking, accounting and controls.  The Parties acknowledge and agree that their personnel will not be providing assistance to each other on a full-time basis, but only to the extent necessary (and subject to their availability taking into account scheduling issues and their other time commitments) to permit each Party to commence production of a Joint Product and to develop and implement operating procedures for commercial production and distribution of a Joint Product, and to track and account for related Production Costs, using their own personnel.  Moreover, the assistance of ES personnel may be limited to the matters described in Section 2.2(c) in cases in which that paragraph applies.

2.5           WARF and ES Technology.  ES grants Lifeline a sublicense to use WARF Technology, and WARF Materials and ES Technology for the purpose of producing, making, and distributing any Joint Products that Lifeline is entitled to produce, make, and distribute but, except as required for such purpose, no other license or sublicense of WARF Technology, WARF Materials, or ES Technology is granted or shall be implied by this Agreement.  Lifeline agrees that (a) WARF Technology and WARF Materials may be used by Lifeline only for the purpose of producing, making, and distributing Joint Products under this Agreement; (b) Lifeline shall not sell, use, or transfer WARF Materials to any third party except as permitted by the WARF license; (c) Lifeline shall not use WARF Technology or WARF Materials in any manner not permitted by the WARF license, and (d) Lifeline’s right to use WARF Technology and WARF Materials shall terminate upon the termination of the WARF license.

ARTICLE 3 – MARKETING; SALES AND DISTRIBUTION

3.1           Marketing Efforts.  The Parties shall each use commercially reasonable efforts to market and sell Joint Products through each Party’s sales force and distributor network, and shall use best efforts to collaborate in marketing Joint Products jointly where appropriate so as to avoid conflicts between the parties’ sales efforts.

3.2           Embryome.com.  Pricing and terms of marketing and sale of Joint Products through Embryome.com technology shall be subject to ES’s approval.

3.3           Branding.  Joint Products shall be sold under the Lifeline or ES brand as the Parties shall determine by mutual agreement.

3.4           Use of Joint Products.  Joint Products will be produced, marketed, distributed, and sold as research tools only, including in drug discovery and development, and not for the treatment of disease in humans, or for diagnosis, prognosis, screening or detection of disease in humans.  Each Party shall sell Joint Products on terms that provided that the Joint Products will be used by the purchaser only for the purposes permitted in this paragraph.

3.5           Limit of Obligations.  Nothing in this Agreement shall require either Party to sell Joint Products produced by the other Party.  Any Party that produces, markets, or distributes a Joint Product may, upon thirty days notice to the other Parties, discontinue production, marketing, or distribution of the Joint Product.

3.6           Costs and Expenses.  Except for royalties payable to WARF and ACT, Production Costs, and Marketing Costs, which shall be reimbursed as provided in Article 5, each Party shall pay its own costs and expenses incurred in connection with the performance of its obligations under this Agreement, unless otherwise expressly provided in this Agreement.

3.7           Competition.  Nothing in this Agreement shall prevent, preclude, or limit the right of the parties to compete with each other in the development, licensing, production, marketing, distribution, and sale of technology and products, including products that may directly compete with Joint Products.  Lifeline shall have no interest in or right to participate in revenues or profits from the sale of ES Products or from the licensing or sublicensing of ES Technology or WARF Technology by ES or BioTime, or in any production, marketing, and/or sales agreements ES or BioTime may make, except to the extent that Net Revenues from sale of Joint Products are generated through such agreements, in which event such Net Revenues shall be shared as provided herein.  ES and BioTime shall have no interest in or right to participate in revenues from the sale of Lifeline Products or from the licensing or sublicensing of Lifeline Technology or Cell Technology by Lifeline, or in any production, marketing, and/or sales agreements Lifeline may make, except to the extent that Net Revenues from sale of Joint Products are generated through such agreements, in which event such Net Revenues shall be shared as provided herein.

ARTICLE 4—CAPITAL PAYMENT

4.1           Payment to Lifeline.  Within two business days after the Parties have executed and delivered this Agreement, BioTime or ES will pay Lifeline $250,000 to enable Lifeline to engage in the production, making, and distribution of Joint Products.

ARTICLE 5 – NET REVENUES

5.1           Certain Distributors.  Regardless of which Party produces the Joint Product, Net Revenues from the sale of a Joint Product sold to or through those distributors with which Lifeline has a pre-existing relationship (which have been disclosed to ES and BioTime by confidential memorandum), shall be allocated between, and paid to, the Parties as follows:

(a)           First, to the Parties in an amount equal to their respective royalty obligations under Article 7 with respect to the sale of the Joint Product;

(b)           Second, to the Party or Parties that produced the Joint Product, to reimburse their Production Costs, and to the Parties that marketed the Joint Product, to reimburse their Marketing Costs; and

(c)           Finally, 50% to ES and 50% to Lifeline.

5.2           Joint Production.  Net Revenues from the sale of a Joint Product not covered by Section 5.1 but which is produced by both ES and Lifeline shall be shall be allocated between, and paid to, the Parties in the manner provided in Section 5.1.

5.3           Production Requested by Other Party.  Net Revenues from the sale of a Joint Product not covered by Section 5.1 or Section 5.2 and which was initially produced by one Party but which is produced for distribution by the other Party at the request of the Party that initially produced the Joint Product shall be allocated between, and paid to, the Parties in the manner provided in Section 5.1.

5.4           Other Cases.  In the absence of a supplemental agreement between the Parties, Net Revenues from the sale of a Joint Product not covered by Section 5.1, Section 5.2 or Section 5.3 shall be shall be allocated between, and paid to, the Parties as follows:

(a)           First, to the Parties in an amount equal to their respective royalty obligations under Article 7 with respect to the sale of the Joint Product;

(b)           Second, subject to Section 5.6(b), to the Party that produced the Joint Product for distribution, an amount equal to the greater of (i) 90% of the Net Revenues remaining after the allocation under clause (a) of this Section, and (ii) the amount that would have been allocated to the Party if the provisions of Section 5.1 applied; and

(c)           The balance of the Net Revenue will be allocated to the Party that did not produce the Joint Product for distribution

5.5           Reimbursement Payment.  The first $250,000 of Net Revenues that otherwise would be allocated to Lifeline under Section 5.1(c) (including Net Revenues from Joint Products described in Sections 5.1, 5.2, and 5.3) or Section 5.4(c) shall be allocated instead to ES as a priority return on its capital investment under Article 4.

5.6           Recovery of Costs.

(a)           To the extent that Net Revenues during any calendar quarter are less than the Production Costs, Marketing Costs, and royalty payments incurred by the Party during that period, the unrecovered costs will be carried forward into each successive calendar quarter until paid from Net Revenues, before Net Revenues are otherwise allocated to and shared by the Parties.

(b)           If ES provides collaborative technical assistance to Lifeline under Section 2.2(c), the Production Cost incurred by ES shall be reimbursed to ES from a portion of the Net

Revenue allocable to Lifeline under Section 5.4(b), and such reimbursement shall be paid contemporaneously with the allocation of Net Revenues to Lifeline.

5.7           Allocation of Net Revenue.  Net Revenues shall be allocated between the Parties in the manner provided in this Article 5 regardless of which Party or Parties sold the Joint Product(s), such that each Party shall pay over to the other Party such share of Net Revenue as may be required to effect the allocation of Net Revenues determined under Sections 5.1 through 5.4, as applicable, subject to Section 5.5 and Section 5.6.

5.8           Payment Due Date.  Not later than 25 days after the end of each calendar quarter, the Parties will reconcile accounts of Joint Products sold and shall remit to each other the other Party’s share of Net Revenue.

5.9           Currency.  All payments due hereunder shall be paid in United States dollars.  If any currency conversion shall be required in connection with the payment of Net Revenues or other amounts due under this Agreement, such conversion shall be at the rate of conversion reported in the Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

5.10                      Late Payment.  If any Net Revenue is not paid by a Party to the other Party when due, interest shall accrue on the overdue amount at the Prime Rate plus two percent, or the maximum rate allowed under applicable law, whichever is less, from the date when such payment should have been made until paid in full.  Such interest shall be paid with the past due Net Revenue.  The Prime Rate shall be the interest rate reported as the “prime rate” in The Wall Street Journal on the date the payment was due.

5.11                      Overhead Costs.  Parties will meet, initially on a quarterly basis and less often upon mutual consent, to: work together in good faith to share financial information and calculations, within the constraints of SEC rules, related to: the allocation of overhead costs; develop and agree upon accounting methods of allocating overhead costs in accordance with Generally Accepted Accounting Principles; and review and revise the percentage figures used to allocate overhead costs to Marketing Cost and Production Cost.

ARTICLE 6 - REPORTS AND RECORDS

6.1           Maintenance of Records.  Each Party shall keep complete and accurate records and accounts of all Joint Products sold by the Party, all royalties payable by the Party to ACT or WARF, the Party’s Production Costs and Marketing Costs.

6.2           Monthly Reports.  Each Party shall provide each other Party with a monthly report of Joint Product sales, including a description of each Joint Product sold, the amount (units) of the Joint Product sold, and the gross sales price, each deduction from gross sales made in the calculation of Net Revenues, all royalties paid or payable, and all Production Costs and Marketing Costs.  The monthly report shall be delivered no later than 15 days after the end of each calendar month.

6.3           Audit Rights.  Each Party’s records and accounts of Joint Products sold shall be kept at their principal place of business or at such other location as may be agreed upon by the Parties.  Said records and accounts shall be open, upon reasonable advance notice (and no more frequently than once per calendar year), for three (3) years following the end of the calendar year to which they pertain, to the inspection of the other Party or its agents for the purpose of verifying Net Revenues, Production Costs, and Marketing Costs, or compliance in other respects with this Agreement.  If any such audit determines that the reported sales or Net Revenues were less than 90% of the actual amount for the period in question, or that royalties paid or Production Costs or Marketing Costs, were less than 90% of the amount reported for the period, the Party whose records were audited shall bear the cost of such audit.

ARTICLE 7—SALE OF ES PROUCTS AND LIFELINE PRODUCTS

7.1           Sale of ES Products by Lifeline.  Lifeline may sell, for its own account and under either ES brand names or Lifeline brand names, ES Products consisting of (a) human embryonic stem cells, (b) differentiated human stem cells, (c) media for the growth of human embryonic stem cells or differentiated human stem cells, and (d) materials useful for the culture of cells.  ES agrees to sell ES Products described in this paragraph to Lifeline at prices to be determined by mutual agreement, plus shipping, applicable sales and VAT taxes, and insurance.  This Section 7.1 shall not apply to any ES Product acquired or developed by ES under a license or other agreement with a third party that would prohibit ES from selling the ES Product to Lifeline under the terms of this Section 7.1.

7.2           Sale of Lifeline Products by ES.  ES may sell, for its own account and under either ES brand names or Lifeline brand names, Lifeline Products consisting of (a) human embryonic stem cells, (b) differentiated human stem cells, (c) media for the growth of human embryonic stem cells or differentiated human stem cells, and (d) materials useful for the culture of cells.  Lifeline agrees to sell Lifeline Products described in this paragraph to ES at prices to be determined by mutual agreement, plus shipping, applicable sales and VAT taxes, and insurance.  This Section 7.2 shall not apply to any Lifeline Product acquired or developed by Lifeline under a license or other agreement with a third party that would prohibit Lifeline from selling the Lifeline Product to ES under the terms of this Section 7.2.

7.3           Payment of the purchase price for ES Products sold to Lifeline shall be on such terms as ES may require.  Payment of the purchase price for Lifeline Products sold to ES shall be on such terms as Lifeline may require.  Neither party shall be obligated to extend credit to the other party.

7.4            The Provisions of Article 5 shall not apply to sales of ES Products by Lifeline, or sales of Lifeline Products sold by ES, under this Article 7.

ARTICLE 8 – LICENSED TECHNOLOGY AND PATENT RIGHTS

8.1           WARF License.  BioTime and ES shall fully and timely perform their respective obligations under its license agreement with WARF in order to keep its license to use WARF Technology and WARF Materials in full force and effect.  BioTime or ES shall promptly notify Lifeline of any material change in the terms of the WARF license, or the termination of the WARF license.

(a)           ES shall be responsible for the payment of all royalties owed to WARF from the sale of Joint Products, as provided in the license agreement between BioTime and WARF, and such royalties shall be reimbursed from Net Revenues as provided in Article 5.

8.2           Cell Technology Licenses.  Lifeline shall fully and timely perform its obligations under its license agreements with Advanced Cell Technology, Inc. (“ACT”) in order to keep its licenses to use Cell Technology in full force and effect.  Lifeline shall promptly notify BioTime and ES of any material change in the terms of the Cell Technology license, or the termination of the Cell Technology license.

(a)           Lifeline shall be responsible for the payment of all royalties owed to ACT from the sale of Joint Products, as provided in the license agreements between Lifeline and ACT, and such royalties shall be reimbursed from Net Revenues as provided in Article 5.

(b)           LifeLine shall notify BioTime and ES of the occurrence of (i) any failure of LifeLine to make any payment or to perform any other obligation under the Cell Technology license agreements, and (ii) the receipt of any notice from ACT stating that any breach or default under any of the Cell Technology license agreements has occurred.  Such notice shall be given to BioTime and ES within five (5) days after the occurrence of the applicable event.  BioTime and ES shall have the right (but not the obligation) to make any payment or to take any other action required to cure any default or potential default by LifeLine under the Cell Technology license agreements.  If BioTime or ES makes any payment or incurs any expense to cure or prevent a breach or default by LifeLine under any of the Cell Technology license agreements (“Default Cure Payments”), 120% of the amount of such Default Cure Payments shall be reimbursed to BioTime and ES upon demand, and if such amount is not paid to BioTime or ES within five days of a demand for payment, the unpaid amount shall accrue interest at the rate of 15% per annum until paid in full.  Until 120% of all Default Cure Payments, with interest accrued, have been repaid to BioTime and ES, Net Revenues that otherwise would be allocated to Lifeline under Section 5.1(c) (including Net Revenues from Joint Products described in Sections 5.1, 5.2, and 5.3) or Section 5.4(c) shall be allocated instead to BioTime and ES until BioTime and ES have received a return of 120% of the Default Cure Payments, plus accrued interest.  LifeLine agrees that the payment of Default Cure Payments will impose a financial burden on BioTime and ES and will provide an economic benefit to LifeLine beyond the financial obligations and benefits that the Parties have agreed to allocate among themselves under this Agreement, and that LifeLine estimates that the economic benefit that will inure to it from a cure of its default will equal or exceed 120% of the Default Cure Payment.

8.3           Ownership of Patents.  Any invention or discovery, whether or not patentable, and any patents, patent applications, or technical know-how developed through the efforts of any Party to produce a Joint Product shall be owned by the Party or Parties that employ the inventors.  That is to say, if all of the inventors on a patent or patent application are employed by one Party, then the patent or patent application will be owned by that one Party. If inventors are listed from two or more Parties, then the patent or patent application shall be jointly owned by the Parties whose employees are so listed as inventors.

8.4           License of Patents.  If a Party obtains a patent covering a Joint Product, the other Party shall have a non-exclusive license to use such patent for the purpose of producing, distributing and marketing the Joint Product to the extent permitted under, and subject to the terms of, this Agreement.

8.5           Certain Acknowledgements.  Lifeline acknowledges that the WARF license agreement permitting the use of WARF Technology and WARF Materials is non-exclusive, and grants WARF a non-exclusive license to use for non-commercial purposes Joint Products and any other materials and patents developed using WARF Materials and WARF Technology.  BioTime and ES acknowledge that the Lifeline’s right to some aspects of the Cell Technology is non exclusive.

8.8           Licenses of Intellectual Property; Bankruptcy Code.  The Parties agree that the sublicenses granted to BioTime and ES by Lifeline to use Cell Technology, the license granted by Lifeline to ES and BioTime to use Lifeline know-how, the sublicenses granted by BioTime and ES to use WARF Technology, the license granted by ES to Lifeline to use ES Technology, the license granted by Lifeline to ES to use Lifeline Technology, and any and all licenses granted by any Party to the other Party under Section 8.4, constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.  The Parties agree that the know-how included in Cell Technology sublicensed to BioTime and ES by Lifeline, the Lifeline Technology licensed by Lifeline to ES under this Agreement, and the ES Technology licensed by ES to Lifeline under this Agreement includes trade secrets.  The Parties also agree that the payments of Net Revenues required to be made by the Parties to each other under Article 5 of this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

ARTICLE 9 - PROSECUTION OF INFRINGERS
AND DEFENSE OF PATENT RIGHTS

9.1           Notice.  The Parties agree to notify each other in writing of (a) any actual or threatened infringement, by a third person, of any patents covering Cell Technology, WARF Technology, ES Technology or any other patent pertaining to a Joint Product, or (b) any claim of invalidity or unenforceability of any patent owned by a Party covering a Joint Product.

9.2           Prosecution and Defense of Patent Rights.  The Party or Parties owning the patent covering a Joint Product shall have the right (but not the obligation) to prosecute any infringement or defend any claims, as applicable, pertaining to such patent.  Each Party shall, at the expense of the owner of the patent, provide reasonable assistance to the other Party in connection with the prosecution or defense of such claims.

9.3           Judgments and Awards.  Any judgment, award, or settlement proceeds arising from any claim, demand, lawsuit or other proceeding commenced or joined by either Party against any third person infringing or allegedly infringing a patent covering a Joint Product (“Proceeds”) shall be allocated between the Parties in the following manner:  (a) first (in the ratio of expenses incurred by each Party in the action) to reimburse each Party for any expenses incurred in the action; and (b) any Proceeds on account of the Party’s respective lost profits shall be treated as Net Revenues, and shall be allocated between the Parties in the manner provided in Article 5 for the allocation of Net Revenues from the sale of such Joint Product; provided, that if royalties payable, Production Costs, or Marketing Costs were taken into account in determining the Proceeds, those costs shall not be deducted again in allocating the Proceeds among the Parties.

9.4           Alleged Infringement of Patents or Trade Secrets.  If a claim or lawsuit is brought against a Party (“Defendant”) alleging infringement of any patent or misappropriation of any trade secret owned by a third person arising from the production, distribution, sale or use of any Joint Product, the Defendant shall promptly give each other Party written notice to of such infringement claim and shall provide to each other Party all information in the Defendant’s possession regarding such infringement claim, within sixty (60) days after receiving such notice.  Each Party shall advise the other of the course of action it intends to take to defend such infringement claim, and shall keep the other Party informed of the progress of any litigation arising from the infringement claim.  No Party shall enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action that admits the invalidity or unenforceability of any patent pertaining to a Joint Product or that would adversely affect the rights of any other Party, without the prior written consent of the other Party whose rights are so affected, which consent may not be unreasonably withheld, conditioned or delayed.

ARTICLE 10 – INDEMNIFICATION AND
LIMITATION OF LIABILITY

10.1                      Indemnification.  BioTime and ES agree to indemnify, defend and hold harmless Lifeline from and against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of or in connection with any breach of any representation or warranty of BioTime or ES under this Agreement.  Lifeline agrees to indemnify, defend and hold harmless BioTime and ES from and against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of any breach of any representation or warranty of Lifeline under this Agreement.  If a claim for indemnification relates to any claim or lawsuit by a third person against the indemnified Party, any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the indemnified Party shall notify the indemnifying Party in writing promptly upon learning of any claim or lawsuit for which indemnification is sought; (ii) the indemnifying Party shall have control of the defense or settlement, provided that the indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and

(iii) the indemnified Party shall reasonably cooperate with the defense, at the indemnifying Party’s expense.

10.2                      Disclaimer of Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY, AND ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AND AFILIATES, MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH RESPECT TO ANY JOINT PRODUCT.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY BIOTIME OR ES THAT THE PRACTICE OF THE WARF TECHNOLOGY OR ES TECHNOLOGY SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LIFELINE THAT THE PRACTICE OF THE CELL TECHNOLOGY SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

10.3                      Limitation on Liability.  IN NO EVENT SHALL ANY PARTY, OR ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS ARISING FROM THE PRODUCTION AND SALE OF JOINT PRODUCTS UNDER THIS AGREEMENT.

ARTICLE 11 – TERMINATION

11.1                      Expiration.  This Agreement shall be effective on the Effective Date and shall terminate in twenty (20) years or upon the expiration of the last to expire of the patents covering Cell Technology, WARF Technology, or any Joint Product, whichever is later, unless sooner terminated as provided in this Article 11.

11.2                      Breach.  Any Party may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by the other Party, subject to the following notice and cure provisions:

(a)           If the breach is non-payment of any amount due, the breach is not cured within thirty (30) days of receipt of written notice of such non-payment; or

(b)           If the breach is one other than non-payment of any amount due, the breach is not cured within thirty (30) days of a written request to remedy such breach, or if the breach cannot be cured within said thirty (30) day period, the failure of the Party in breach, within said thirty (30) day period, to commence action necessary to cure the breach, and to proceed with reasonable diligence thereafter to cure the breach.

Such termination shall become automatically effective unless the Party in breach shall have cured the breach prior to the expiration of the applicable cure period.

11.3                      Other Grounds for Termination.

(a)           BioTime and ES shall have the right to terminate this Agreement at any time immediately upon notice to Lifeline if any claim is brought against BioTime or ES alleging that the use of Cell Technology, WARF Technology, or WARF Materials infringes on the patent or other intellectual property rights of any third person.  Notwithstanding any such notice of termination, BioTime and ES shall remain obligated to pay all amounts due Lifeline under this Agreement through the effective date of the termination.

(b)           Lifeline shall have the right to terminate this Agreement at any time immediately upon notice to BioTime and ES if any claim is brought against Lifeline alleging that the use of ES Technology, WARF Technology, or WARF Materials infringes on the patent or other intellectual property rights of any third person.  Notwithstanding any such notice of termination, Lifeline shall remain obligated to pay all amounts due BioTime and ES under this Agreement through the effective date of the termination.

11.4                      Survival.  Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.  Article1, Article 10, Article 12, Article 13, Article 14, Section 6.2, and this Section 11.4, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 12 - CONFIDENTIALITY

12.1                      Confidential Information  “Confidential Information” means (a) confidential or proprietary information of BioTime or ES (including scientific knowledge, know-how, methods, processes, inventions, techniques, and formulae) relating to ES Technology, (b) confidential or proprietary information relating to Cell Technology licensed to Lifeline and designated as being confidential or secret under the Cell Technology license agreement, (c) confidential or proprietary information relating to WARF Technology or WARF Materials licensed to BioTime or ES and designated as being confidential or secret under the WARF Technology license agreement, (d) confidential or proprietary information developed by a Party (including scientific knowledge, know-how, methods, processes, inventions, techniques, and formulae) relating to the use of Cell Technology or WARF Technology in the production or use of a Joint Product, (e) confidential or proprietary information (including scientific knowledge, know-how, methods, processes, inventions, techniques, and formulae) developed by a Party relating to the production or use of a Joint Product, other than information described in clause (d), (f) Joint Product sales data, (g) marketing plans, methods, and studies, (h) the identity of customers and customer requirements, (i) Production Costs, and (j) such other information that is designated as Confidential Information in this Agreement, or that a Party maintains as confidential and designates as Confidential Information in a writing delivered to another Party.  Confidential Information may be in written, graphic, oral or physical form and may include designs, sketches, photographs, drawings, specifications, reports, data, plans or other records, biological materials, and/or software.  Confidential Information shall not include:

(a)	information which is, or later becomes, generally available to the public through no fault of the recipient;

(b)	information which is provided to the recipient by an independent third party having no obligation to a Party or to WARF or ACT to keep the information secret;

(c)	information which the recipient can establish by written documentation was previously known to it;

(d)	information which the recipient can establish by written documentation was independently developed by it without reference to the Confidential Information of any other Party; or

(e)
information required to be disclosed by a Party under any law or government regulation, or under any order of any court, government agency, or other adjudicative or administrative body having jurisdiction over the Party.

12.2                      Protection of Confidential Information.  During the term of this Agreement, the Parties may provide each other with Confidential Information.  Each Party intends to maintain the confidential or trade secret status of its Confidential Information.  Each Party shall exercise reasonable care, and not less than the standard of care it exercises in protecting the secrecy of its own Confidential Information, to protect the Confidential Information received from the other Party from disclosure to third persons.  Neither Party shall disclose Confidential Information (other than the Party’s own Confidential Information) to any third person without the written permission of the other Party (or ACT in the case of Confidential Information described in clause (b) of Section 12.1, or WARF in the case of Confidential Information described in clause (c) of Section 12.1); provided, that each Party may disclose Confidential Information to the Party’s employees, officers, directors, attorneys, and contractors who have a need to know such information in connection with the performance of services for the Party.  Upon termination or expiration of this Agreement, each Party shall comply with the other’s written request to return all of the other Party’s Confidential Information that is in written or tangible form.  No Party is granted any license to use another Party’s Confidential Information for any purpose other than the production, marketing, distribution, and sale of Joint Products under this Agreement or the enforcement of a Party’s rights under this Agreement.  The obligations of the Parties under this Article 12 shall survive any expiration or termination of this Agreement.

ARTICLE 13 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and sent by certified first class mail, return receipt requested, postage prepaid, or by nationally recognized next business day delivery service addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments or other communications shall be effective upon receipt.

If to Lifeline:                                                                LifeLine Cell Technology, LLC,2595 Jason Court
Oceanside, CA 92056
Attention:  Jeffrey Janus

If to BioTime:                                                                BioTime, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West, CEO

If to ES:	Embryome Sciences, Inc.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
Attention: Michael D. West, CEO

ARTICLE 14 - REPRESENTATIONS AND WARRANTIES

14.1                      Enforceable Agreement--Lifeline.  Lifeline represents and warrants that (a) it has licensed the Cell Technology, (b) it has the full legal and contractual right and power to grant the sublicenses granted hereunder, (c) this Agreement constitutes the binding, legal agreement of Lifeline, enforceable in accordance with its terms, (d) the execution and delivery of this Agreement by Lifeline, and the performance of Lifeline’s obligations under this Agreement, will not violate, contravene or conflict with (i) any other agreement to which Lifeline is a party or by which it is bound, or (ii) any law, rule or regulation applicable to Lifeline.

14.2                      No Infringement—Cell Technology.  To the best of Lifeline’s knowledge, the use of the Cell Technology to produce, make, and distribute Joint Products will not infringe on any patent or trade secret or other intellectual property right of any third person.  Lifeline has never received any complaint, claim, demand, or notice alleging that the Cell Technology infringes on any patent or trade secret or other intellectual property right of any third person.

14.3                      Enforceable Agreement--BioTime. BioTime represents and warrants that (a) it has licensed the WARF Technology, (b) it has the full legal and contractual right and power to grant the sublicenses granted hereunder, (c) this Agreement constitutes the binding, legal agreement of BioTime, enforceable in accordance with its terms, and (d) the execution and delivery of this Agreement by BioTime, and the performance of BioTime’s obligations under this Agreement, will not violate, contravene or conflict with (i) any other agreement to which BioTime is a party or by which it is bound, or (ii) any law, rule or regulation applicable to BioTime.

14.4                      Enforceable Agreement--ES.  ES represents and warrants that (a) this Agreement constitutes the binding, legal agreement of ES, enforceable in accordance with its terms, and (b) the execution and delivery of this Agreement by ES, and the performance of ES’s obligations under this Agreement, will not violate, contravene or conflict with (i) any other agreement to which ES is a party or by which it is bound, or (ii) any law, rule or regulation applicable to ES.

14.5                      No Infringement—WARF Technology.  To the best of BioTime’s knowledge, the use of the WARF Technology and ES Technology to develop Joint Products will not infringe on any patent or trade secret or other intellectual property right of any third person.  BioTime has never received any complaint, claim, demand, or notice alleging that the WARF Technology or the ES Technology infringes on any patent or trade secret or other intellectual property right of any third person.

14.6                      Survival.  This Article 14 shall survive expiration or termination of this Agreement.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1                      Compliance With Law.  Each party shall comply with all local, state, federal and international laws and regulations relating to the production, sale, use, distribution, and export of Joint Products.

15.2                      No Partnership or Agency.  Nothing herein shall be deemed to constitute any Party as the agent or representative of any other Party.  Each Party shall be an independent contractor, not an employee or partner of any other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion.  A Party shall not be responsible for the acts or omissions of any other Party, nor shall a Party have authority to speak for, represent or obligate any other Party in any way without prior written authority from the other Party.

15.3                      Patent Marking.  To the extent commercially feasible, and consistent with prevailing business practices, all Joint Products distributed or sold under this Agreement will be marked (or will be contained in packaging that is labeled or marked) with the number of each issued patent that applies to such Joint Product.

15.4                      Applicable Law.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, without regard to principles of conflicts of law thereof.

15.5                      Entire Agreement; Amendment.  This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter of this Agreement.  This Agreement shall not be amended or modified except by the execution of a written instrument subscribed to by the Party to be charged.

15.6                      Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.7                      Waiver.  The failure of a Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party, in the absence of an express written waiver signed by the Party to be charged.

15.8                      Parties.  This Agreement shall be binding on, and shall inure to the benefit of, Lifeline, BioTime, and ES, and their respective successors and assigns.

15.9                      Sublicense and Assignment.  BioTime and ES shall not sublicense or assign any rights to use Cell Technology without first obtaining (a) the prior written consent of LifeLine, and (b) any consent of ACT required under the ACT license agreements.  LifeLine shall not sublicense or assign any right to use WARF Technology or WARF Materials without (a) the prior written consent of BioTime and ES, and (b) any consent of WARF required under the WARF license agreement.  LifeLine shall not sublicense or assign any right to use ES Technology without obtaining the prior written consent of ES.  The foregoing provisions of this Section 15.9 shall not restrict the rights of the Parties to sell Joint Products under the terms of this Agreement.

15.10                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Any document, including, without limitation, counterparts of this Agreement, may be transmitted by facsimile or other electronic means and upon receipt shall be deemed an original; provided that upon demand of the recipient, the sender within a reasonable time of such demand shall mail or deliver an originally signed copy of such document.

15.11                      Persons.  All references to a “person” shall include a natural person or a corporation, partnership, limited liability company, trust, or other legal entity.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date set forth above.

LifeLine Cell Technology, LLC

By:    /s/ Jeffrey Janus
Printed Name:    Jeffrey Janus
Title:    CEO

BioTime, Inc.

By:    /s/ Michael West
Printed Name:   Michael West
Title:    CEO

Embryome Sciences, Inc.

By:   /s/ Michael West
Printed Name:   Michael West
Title:    CEO

SCHEDLUE 1

Exclusive License Agreement dated May 14, 2004 by and between Advanced Cell Technology, Inc., and PacGen Cellco, LLC, as amended, August 25, 2005, pertaining to certain patents and know-how owned by ACT.

Exclusive License Agreement dated May 14, 2004 by and between Advanced Cell Technology, Inc., and PacGen Cellco, LLC, as amended, August 25, 2005, pertaining to certain patents and know-how owned by Infigen and licensed to ACT.

Exclusive License Agreement dated May 14, 2004 by and between Advanced Cell Technology, Inc., and PacGen Cellco, LLC, as amended, August 25, 2005, pertaining to certain patents and know-how owned by the University of Massachusetts and licensed to ACT.